EXHIBIT 99.1

News Release

INTERNATIONAL GAME TECHNOLOGY
REPORTS 2010 FIRST QUARTER RESULTS

(Reno, NV – January 21, 2010) – International Game Technology (NYSE: IGT) announced today operating results for the first quarter ended December 31, 2009.  Net income for the quarter was $73.3 million or $0.25 per diluted share compared to $61.2 million or $0.21 per diluted share in the same quarter last year.  Comparability for the quarter was affected by a number of items included in a supplemental schedule at the end of this release.  The prior periods presented include the required retrospective application of new accounting standards adopted in the first quarter of fiscal 2010 for the separation of liability and equity elements of our convertible debt, which impacts, among other items, interest expense, earnings per share, long-term debt, and shareholders’ equity.

“Our first quarter results reflect measured progress in numerous aspects of our business, despite continued challenges in the broader marketplace,” said CEO Patti Hart.  “During the first quarter, historically the slowest of the year, we shipped more North American replacement units than the prior year quarter, went live with the first large-scale deployment of our sbX platform and achieved our highest operating margin in six quarters.”

Consolidated Operations

Our consolidated revenues for the first quarter were $515.7 million, of which 54% was generated from gaming operations and 46% from product sales, compared to $601.6 million for the same quarter last year.  Consolidated gross profit and operating income for the quarter were $296.6 million and $140.3 million, respectively, compared to $305.9 million and $100.1 million, in the prior year quarter.  Revenue comparisons to last year were impacted by an extra week in the prior year quarter, which contributed $22.4 million to revenues and $11.5 million to gross profit in consolidated gaming operations, as well as lower play levels and fewer new openings.

International Game Technology Reports First Quarter 2010 Results

Gaming Operations

First quarter revenues and gross profit from gaming operations totaled $277.3 million and $173.2 million, respectively, compared to $313.3 million and $161.4 million for the same quarter last year. Revenues decreased primarily due to lower play levels and continued shifts in installed base mix to include more lower-yielding lease machines, offset in part by the impact of the adoption of new revenue recognition guidance for certain software-enabled products and multi-element arrangements.  The additional week during the prior year quarter also accounted for a portion of the decline in revenues for the first quarter.  Gross profit increased on reduced jackpot expense, depreciation, royalties, and service labor costs.

For the current quarter, gross margins on gaming operations were 62%, compared to 52% for the same quarter last year.  Margins for this year’s quarter were positively impacted by reduced jackpot expense largely due to interest rate changes and lower depreciation.  The prior year quarter was impacted by additional jackpot expense resulting from unfavorable interest rate movements as well as added fixed asset charges.

As of December 31, 2009, IGT’s gaming operations installed base totaled 62,200 units, an increase of 800 units from the immediately preceding quarter and an increase of 1,300 units over the prior year quarter.  Our installed base in both the domestic and international markets was slightly higher than the prior sequential quarter.  As of December 31, 2009, approximately 85% of our installed base was comprised of variable fee games that earn a percentage of machine play levels rather than a fixed daily fee.

International Game Technology Reports First Quarter 2010 Results

Product Sales

	Quarters Ended
	December 31,
	2009	2008
Revenues (in millions)
North America - Machine	$83.7	$137.4
North America - Non-Machine	51.6	77.6
International - Machine	77.5	53.5
International - Non-Machine	25.6	19.8
Total	$238.4	$288.3

Gross Margin
North America	54%	51%
International	49%	49%
Total	52%	50%

Unit Information
North America
Units Shipped	5,300	7,800
Shipped, Not Recognized	(900)	(400)
Recognized, Previously Shipped	1,100	2,100
Equivalent Units Recognized	5,500	9,500

International
Units Shipped	5,900	6,200
Shipped, Not Recognized	(1,000)	(200)
Recognized, Previously Shipped	1,500	-
Equivalent Units Recognized	6,400	6,000

Product sales revenues and gross profit in the first quarter declined 17% and 15%, respectively, while units shipped worldwide decreased 20% over the prior year quarter.  North America revenues decreased 37% for the quarter, largely driven by fewer new openings.  International revenues increased 41% for the quarter driven by revenues associated with Casino Rosario units shipped into Latin America during the fourth quarter of fiscal 2009 and improved sales in Europe.  Consolidated gross margin on product sales for the quarter was 52% compared to 50% in the prior year quarter, primarily due to reduced material costs and obsolescence, as well as an increased mix of higher margin products.

International Game Technology Reports First Quarter 2010 Results

Deferred revenue decreased approximately $15.2 million during the quarter to $106.8 million as of December 31, 2009, due primarily to the completion of obligations under multi-element contracts.  Units shipped for the current and prior periods reflect all units shipped to customers and include units for which revenues have been deferred.  “Equivalent units recognized” represents units recognized in revenues during the periods under U.S. generally accepted accounting principles and includes units for which revenues were previously deferred.  We have included in the table above a reconciliation of units shipped to units recognized in revenue for each period presented.

Operating Expenses and Other Income/Expense

First quarter operating expenses totaled $156.3 million, compared to $205.8 million in the prior year quarter.  Excluding restructuring costs and the extra week in the prior year quarter, operating expenses decreased 11% primarily due to our cost reduction efforts, reduced bad debt provisions and lower legal and compliance fees.

Other expense, net, in the first quarter totaled $28.2 million compared to $27.0 million in the prior year quarter.  The change was mostly due to increased borrowing costs on our recent refinancing, nearly offset by reduced investment write-downs and lower foreign exchange loss.  Interest expense increased by $9.3 million in the current quarter and $5.1 million in the prior year quarter due to additional convertible debt amortization, as required under new accounting guidance adopted at the beginning of fiscal 2010.

Cash Flows, Balance Sheet and Capital Deployment

For the quarter ended December 31, 2009, IGT generated $168.7 million in cash from operations on net income of $73.3 million compared to $149.5 million on net income of $61.2 million in the prior year period.

Working capital increased to $642.9 million at December 31, 2009 compared to $609.2 million at September 30, 2009. Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $277.0 million and contractual debt obligations totaled $2.1 billion, with $1.1 billion of available capacity on our $1.8 billion line of credit as of December 31, 2009.

International Game Technology Reports First Quarter 2010 Results

Our 3.25% convertible notes and warrants were excluded from diluted shares outstanding for the period ended December 31, 2009, because the conversion price and exercise price exceeded the average market price of our common stock.  The weighted average stock price during the first quarter was $19.71.

During the current quarter, we adopted new accounting standards requiring retrospective application for prior periods presented, related to the separation of liability and equity elements of convertible debt, as well as equity classification of noncontrolling interests.  The retrospective adjustments are outlined in the supplemental schedule at the end of this release.  The new accounting standard for convertible debt resulted in increased non-cash interest expense calculated using a rate for a similar non-convertible bond, resulting in reduced EPS.

Additionally, we adopted new accounting guidance during the quarter related to revenue recognition for certain software-enabled products and multi-element arrangements on a prospective basis.  The adoption of the new revenue recognition guidance for transactions in the first quarter of fiscal 2010 resulted in $10.4 million of revenues which would have been recognized in later periods under the prior guidance.  Approximately $6.9 million of this amount was accumulated lease fees that had not yet been recognized pending the execution of the final contract during the current quarter.

Earnings Conference Call

As previously announced on December 23, 2009, IGT will host a conference call regarding its First Quarter Fiscal Year 2010 earnings release on Thursday, January 21, 2010 at 2:00 p.m. (Pacific Time).  The access numbers are as follows:

Domestic callers dial 888-843-9209, passcode IGT
International callers dial 415-228-4953, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Friday, January 29, 2010 at http://www.IGT.com/InvestorRelations.

International Game Technology Reports First Quarter 2010 Results

Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. (Pacific Time) on Thursday, January 21, 2010.  This replay will run through Friday, January 29, 2010.  The access numbers are as follows:

Domestic callers dial 800-925-2982
International callers dial 203-369-3962

In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.  These statements also relate to our future prospects and proposed new products, services, developments or business strategies.  These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions.  These phrases and statements include, but are not limited to, the following:

▪	Statements about the potential effects of the purchased note hedges and sold warrant transactions

Actual results could differ materially from those projected or reflected in any of our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to:

▪	Unfavorable changes to or interpretations of laws or regulations or problems with obtaining and maintaining needed licenses or approvals

▪	Decline in the popularity of IGT games or unfavorable changes in player and operator preferences or a decline in play levels, including play levels of recurring revenue games

▪	Continuing or worsening unfavorable economic conditions which may reduce product sales, the play levels of our participation games and our ability to collect outstanding receivables from our customers

▪	Decreases in or continued low interest rates which in turn increases our costs to fund jackpots

▪	Slow growth in the number of new casinos or the rate of replacement of existing gaming machines

▪	Failure to successfully develop, deploy and manage frequent introductions of innovative products and systems and the uncertainty involved in player operator acceptance of such products and systems

▪	Failure to attract, retain and motivate key employees which may adversely affect our ability to compete

▪	Failure or inability to protect our intellectual property

▪	Claims of intellectual property infringement or invalidity

▪	Outstanding debt obligations and significant investments or financing commitments which could adversely impact our liquidity

▪	Risks related to international operations

▪	Risks of regulatory approvals for new products and systems

▪	Risks inherent in developing, deploying, and managing new products and systems

▪	The uncertainty involved in player operator acceptance of new products and systems

Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

International Game Technology Reports First Quarter 2010 Results

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contact: Patrick W. Cavanaugh, Executive Vice President, Chief Financial Officer and Treasurer of IGT, +1-866-296-4232

International Game Technology Reports First Quarter 2010 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended
	December 31,
	2009	2008
(In millions, except per share amounts)
Revenues
Gaming operations	$277.3	$313.3
Product sales	238.4	288.3
Total revenues	515.7	601.6
Costs and operating expenses
Cost of gaming operations	104.1	151.9
Cost of product sales	115.0	143.8
Selling, general and administrative	90.0	114.9
Research and development	46.7	53.5
Depreciation and amortization	19.6	20.0
Restructuring charges	-	17.4
Total costs and operating expenses	375.4	501.5
Operating income	140.3	100.1
Other income (expense), net	(28.2)	(27.0)
Income before tax	112.1	73.1
Income tax provisions	38.8	11.9
Net income	$73.3	$61.2

Basic earnings per share	$0.25	$0.21
Diluted earnings per share	$0.25	$0.21

Weighted average shares outstanding
Basic	295.1	293.3
Diluted	297.4	293.4

International Game Technology Reports First Quarter 2010 Results

Unaudited Condensed Consolidated Balance Sheets
	December 31,	September 30,
	2009	2009
(In millions)
Assets
Current assets
Cash and equivalents	$173.0	$146.7
Investment securities	19.6	21.3
Restricted cash and investments	84.4	79.4
Jackpot annuity investments	67.0	67.2
Receivables, net	471.1	489.1
Inventories	150.8	157.8
Other assets and deferred costs	245.3	272.2
Total current assets	1,211.2	1,233.7
Property, plant and equipment, net	558.0	558.8
Jackpot annuity investments	392.7	396.9
Notes and contracts receivable, net	258.8	249.4
Goodwill and other intangibles, net	1,399.5	1,410.7
Other assets and deferred costs	453.6	478.6
Total assets	$4,273.8	$4,328.1
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of notes payable	$12.5	$5.3
Accounts payable	99.8	90.5
Jackpot liabilities	159.8	155.5
Accrued income taxes	7.4	9.4
Dividends payable	17.8	17.8
Other accrued liabilities	271.0	346.0
Total current liabilities	568.3	624.5
Notes payable, net of current maturities	1,943.3	2,014.7
Non-current jackpot liabilities	425.8	432.6
Other liabilities	201.0	192.7
Total liabilities	3,138.4	3,264.5
Total stockholders' equity	1,135.4	1,063.6
Total liabilities and stockholders' equity	$4,273.8	$4,328.1

International Game Technology Reports First Quarter 2010 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	December 31,
	2009	2008
(In millions)
Operations
Net income	$73.3	$61.2
Depreciation, amortization, and asset charges	62.7	79.1
Other non-cash items	27.3	31.8
Changes in operating assets and liabilities:
Receivables	23.3	47.3
Inventories	8.8	3.4
Other assets and deferred costs	15.7	20.6
Income taxes	24.7	(3.6)
Accounts payable and accrued liabilities	(58.3)	(103.3)
Jackpot liabilities	(8.8)	13.0
Cash from operations	168.7	149.5
Investing
Capital expenditures	(53.3)	(76.0)
Jackpot annuity investments, net	10.8	7.2
Changes in restricted cash	(5.0)	(11.6)
Loans receivable, net	(15.6)	(39.5)
Other	(3.6)	(9.2)
Cash from investing	(66.7)	(129.1)
Financing
Debt related proceeds (payments), net	(62.6)	22.2
Employee stock plans	5.1	0.1
Dividends paid	(17.8)	(42.9)
Cash from financing	(75.3)	(20.6)
Foreign exchange rates effect on cash	(0.4)	(5.1)
Net change in cash and equivalents	26.3	(5.3)
Beginning cash and equivalents	146.7	266.4
Ending cash and equivalents	$173.0	$261.1

International Game Technology Reports First Quarter 2010 Results

Unaudited Supplemental Data Items Affecting Comparability	Income statement line impacted
		Quarters Ended Dectember 31,
		2009	2008
(In millions, except per share amounts)		favorable	(unfavorable)
Impact of interest rate changes on jackpot liabilities	Cost of gaming operations	$4.2	$(14.1)
Fixed asset charges (technological obsolescence)	Cost of gaming operations	-	(3.5)
Inventory write-downs (technological obsolescence)	Cost of product sales	-	(2.6)
Bad debt provision	Sales, General, & Administrative	(2.7)	(11.3)
Foreign currency loss	Other income (expense), net	(1.1)	(4.1)
Subtotal before tax	Income before tax	0.4	(35.6)
Tax effect	Income tax provision	(0.1)	13.5
Subtotal after tax	Net income	$0.3	$(22.1)

Other:
Restructuring charges	Restructuring charges	$-	$(17.4)
Gain on repurchases of convertible debentures	Other income (expense), net	-	2.3
Investment gain (loss) (a)	Other income (expense), net	0.1	(5.3)
Subtotal before tax	Income before tax	0.1	(20.4)
Tax effect (a)	Income tax provision	-	5.7
Tax items	Income tax provision	2.9	17.0
Subtotal after tax	Net income	$3.0	$2.3

Total before tax	Income before tax	$0.5	$(56.0)
Total tax effect	Income tax provision	2.8	36.2
Total after tax	Net income	$3.3	$(19.8)

Total per diluted share		$0.01	$(0.07)

(a) Certain investment gain/loss has no tax effect

International Game Technology Reports First Quarter 2010 Results

Unaudited Supplemental Data (continued)

Retrospective Application of New Accounting Standards Adopted At the Beginning of Fiscal 2010

		Adjustments
	As Previously Reported	Convertible Debt	Non-controlling Interest	As Adjusted
(In millions except per share amounts)
Income Statement
For the Three Months Ended December 31, 2008
Interest expense	$(30.4)	$(5.1)	$-	$(35.5)
Gain on debt repurchases	4.4	(2.1)	-	2.3
Other income (expense), net	(19.8)	(7.2)	-	(27.0)
Income tax provisions	(14.6)	2.7	-	(11.9)
Net income	65.7	(4.5)	-	61.2

Basic EPS	$0.22	$(0.01)	-	$0.21
Diluted EPS	$0.22	$(0.01)	-	$0.21

Balance Sheet
As of September 30, 2009
Other assets and deferred costs (a)	$538.7	$(60.1)	$-	$478.6
Total assets	4,388.2	(60.1)	-	4,328.1
Notes payable (b)	2,169.5	(154.8)	-	2,014.7
Other liabilities	194.3	-	(1.6)	192.7
Total liabilities	3,420.9	(154.8)	(1.6)	3,264.5
Total stockholders' equity	967.3	94.7	1.6	1,063.6

(a) Adjustment is a reduction of deferred tax assets and deferred offering costs
(b) Adjustment is for the unamortized balance of revised discount

International Game Technology Reports First Quarter 2010 Results

Unaudited Supplemental Data (continued)

	Quarters Ended
	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2009	2008
(In millions)
Net income	$73.3	$61.2
Income tax provisions	38.8	11.9
Depreciation, amortization, and asset charges	62.7	79.1
Other (income) expense, net	28.2	27.0
Other charges:
Share-based compensation	9.0	12.4
Restructuring charges	-	17.4
Adjusted EBITDA	$212.0	$209.0

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including other income/expense, net, and other charges as noted in the table above ) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Three Months Ended
	December 31,
Reconciliation of Cash from Operations to Free Cash Flow	2009	2008
(In millions)
Cash from operations	$168.7	$149.5
Investment in property, plant and equipment	(5.5)	(17.1)
Investment in gaming operations equipment	(46.3)	(57.3)
Investment in intellectual property	(1.5)	(1.6)
Free Cash Flow before dividends	115.4	73.5
Dividends paid	(17.8)	(42.9)
Free Cash Flow	$97.6	$30.6

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our net cash from operations.  Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid.  Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles.  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

International Game Technology Reports First Quarter 2010 Results

Unaudited Supplemental Data (continued)

Impact of Share Price on Diluted Share Count Used in Calculating Earnings Per Share from $850.0 Million 3.25% Convertible Notes Issued May 11, 2009, Purchased Bond Hedges, and Sold Warrants

Closing Stock Price	Incremental Dilution
Assumption	GAAP (1)	Proforma (2)
	(Shares outstanding in millions)
$10.00	-	-
$12.00	-	-
$14.00	-	-
$16.00	-	-
$18.00	-	-
$20.00	0.1	-
$22.00	3.9	-
$24.00	7.2	-
$26.00	9.9	-
$28.00	12.2	-
$30.00	14.2	-
$32.00	18.5	2.5
$34.00	22.4	4.8
$36.00	25.9	6.9
$38.00	29.0	8.8
$40.00	31.8	10.5
$42.00	34.4	12.0
$44.00	36.7	13.4
$46.00	38.8	14.7
$48.00	40.7	15.8
$50.00	42.5	16.9
$52.00	44.1	17.9
$54.00	45.6	18.8
$56.00	47.0	19.7
$58.00	48.4	20.4
$60.00	49.6	21.2

The table above demonstrates the estimated potential impact on the diluted share count used in calculating diluted earnings per share for IGT’s 3.25% convertible notes and the related purchased note hedges and separate sold warrant transactions assuming certain stock price levels. The convertible notes and sold warrants were excluded from our diluted shares outstanding for the period ended December 31, 2009, because the conversion price and exercise price exceeded the average market price of our common stock.

(1) GAAP dilution is calculated per GAAP requirements by reference to the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus dilution from the sold warrants to the extent our stock price exceeds the warrants’ exercise price of $30.14 and excludes the impact of the purchased note hedges which have an exercise price of $19.97, because the convertible note hedges are anti-dilutive.

(2) Pro Forma dilution represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.

The table above is for illustrative purposes only; IGT is unable to predict its future stock price and IGT’s stock could trade below or above the closing price assumptions in the table.